UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 3, 2008

ATC TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Opus Place, Suite 600, Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(630) 271-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statement Notice

This Current Report on Form 8-K contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including those related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs.  These statements reflect our judgment as of the date of this Current Report with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition.  Readers are cautioned that these forward-looking statements are inherently uncertain.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein.  We undertake no obligation to update forward-looking statements.  The factors that could cause actual results to differ are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and our other filings made with the SEC.

Item 2.05.   Costs Associated with Exit or Disposal Activities.

On December 3, 2008 the Board of Directors of ATC Technology Corporation approved the restructuring of our North American Drivetrain operations, which will include the closure of our Springfield, Missouri automatic transmission remanufacturing facility and the consolidation of the Springfield operations into our existing operations in Oklahoma City.  The closure of the Springfield facility, which includes the elimination of all hourly and salaried positions, is expected to be completed by June 30, 2009.  The lease for the facility will expire at the end of 2009.  The restructuring is in response to the factors described in Item 2.06 “Material Impairment” below.

We expect to incur approximately $14 million ($8.8 million net of tax) of costs in connection with the restructuring, consisting of $8 million for asset impairment (see Item 2.06 “Material Impairment” below), $3 million for employee termination benefits, and $3 million to move the Springfield operations and close the Springfield facility.  Of the total charges, approximately $6 million will be cash charges, $1 million of which will be incurred during the fourth quarter of 2008 and $5 million of which will be incurred in the first half of 2009.

Item 2.06.  Material Impairment.

The very recent significant adverse changes in the business climate in the North American vehicle industry due to the economic slowdown, including the unprecedented distress being experienced by our customers and the supporting supply base, have impacted our views of both the expected volumes and the valuation related to our Drivetrain segment.  As a result, we have reassessed the carrying value of goodwill of our North American Drivetrain business pursuant to SFAS No. 142 Goodwill and Other Intangible Assets and on December 8, 2008 we concluded that we will incur a non-cash goodwill impairment charge in the Drivetrain segment of $60-$80 million ($43 to $57 million net of tax).  The actual amount of the impairment charge (to be determined in accordance with our valuation procedures and analysis) will be communicated along with the announcement of our 2008 results.  Prior to this projected impairment, our Drivetrain segment had $116 million of goodwill.

The Drivetrain restructuring described in Item 2.05. “Costs Associated with Exit or Disposal Activities” above will result in approximately $8.0 million of noncash impairment charges, primarily to write certain inventories down to estimated net realizable value and to write off the net book value of remaining leasehold improvements associated with the Springfield facility.

Item 7.01.  Regulation FD Disclosure.

On December 9, 2008, we issued a press release (a copy of which is attached as Exhibit 99) that described the above matters and provided revised projections of the following information for the year ending December 31, 2008.

•	Logistics segment revenue and profit;
•	Drivetrain segment revenue and loss;
•	loss from continuing operations per diluted share; and
•	adjusted earnings from continuing operations per diluted share.

The information in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.   Other Events.

On December 5, 2008, we completed the repurchase of $50 million of our common stock (2,489,671 shares) under our previously announced 2008 stock repurchase plan.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 99:  Press release dated December 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 9, 2008	ATC TECHNOLOGY CORPORATION
	By:	/s/ Joseph Salamunovich
Vice President